Exhibit 99.1

United Therapeutics Investor FAQ

Pending Acquisition of Miromatrix Medical, Inc.

October 30, 2023

Why is United Therapeutics acquiring Miromatrix?

Miromatrix is another shot on goal for our objective of creating an unlimited supply of tolerable, transplantable organs. This transaction would complement our capabilities in the organ manufacturing space and expand our early-stage pipeline to include new programs for addressing end stage liver disease and end stage renal disease.

What needs to happen to close the Miromatrix transaction?

In the coming days, United Therapeutics (UT) will commence a tender offer for the outstanding shares of Miromatrix’ common stock. In order to close, a majority of Miromatrix’ shares must be tendered and a number of other customary closing conditions must be satisfied.

When do you expect to close the Miromatrix transaction?

We expect to close the transaction in December 2023, subject to the satisfaction of customary closing conditions. The tender offer documents also will be subject to review by the U.S. Securities and Exchange Commission, which may impact timing.

What are the key adds to the UT pipeline for Miromatrix? What are the timelines for these projects to reach the clinic?

There are three key programs at Miromatrix, all of which are in a preclinical stage of development: miroliverELAP, mirokidney, and miroliver. Each of these programs involves a porcine organ that is decellularized and recellularized with allogenic primary human cells. The human cells are isolated from organs that were donated for transplantation but were not transplanted for various reasons, such as perforations/tears, fibrotic tissue in parts of the organ, or no organ recipient was available.

More information on each of these programs can be found on Miromatrix’s website.

What caused the clinical hold for miroliverELAP, what needs to happen to lift the hold, and what is the timeline for lifting the hold?

Miromatrix is preparing responses to address the longer-lead items in the clinical hold for miroliverELAP related to a preclinical animal study and biocompatibility study. Miromatrix has indicated that they expect a full response to the clinical hold will be provided to the FDA in the second half of 2023.

How does this transaction fit into UT’s capital allocation strategy?

Our capital allocation strategy is comprised of three priorities: first, to invest in internal R&D and capital expenditures to support our existing business; second, to acquire new strategic programs to build/expand UT’s capabilities and broaden UT’s pipeline; and third, to return capital to our shareholders through share repurchases. We believe this transaction is a relatively inexpensive use of capital that fits within the second priority and augments our ability to achieve our mission to deliver manufactured organs to patients.

What are the terms of the Miromatrix transaction, including the CVR?

UT will pay $3.25 per Miromatrix share at closing; and $1.75 per Miromatrix share if Miromatrix’s development-stage, fully-implantable kidney product known as mirokidney™ is implanted into a living human patient by the end of 2025 in a clinical trial that meets the requirements described in the form of Contingent Value Rights Agreement attached to the Merger Agreement.

ADDITIONAL INFORMATION REGARDING THE PROPOSED TRANSACTION

The tender offer described in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of and Miromatrix Medical Inc. (Miromatrix) or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by United Therapeutics and Morpheus Subsidiary Inc. with the Securities and Exchange Commission (the SEC), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Miromatrix with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, IN EACH CASE, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/ Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the tender offer, at (877) 456-3463 (toll free) or by email at info@innisfreema.com. In addition, United Therapeutics and Miromatrix file annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by United Therapeutics may be obtained at no charge on United Therapeutics’ internet website at ir.unither.com or by contacting United Therapeutics at 1000 Spring Street, Silver Spring, MD 20910 or (301) 608-9292. Copies of the documents filed with the SEC by Miromatrix may be obtained at no charge on Miromatrix’s internet website at Miromatrix.com or by contacting Miromatrix at 6455 Flying Cloud Drive, Suite 107, Eden Prairie, MN 55344 or (952) 942-6000.

Forward-looking Statements

United Therapeutics is providing this information as of October 30, 2023 and undertakes no obligation to update or revise the information contained in this FAQ whether as a result of new information, future events or any other reason. Statements included in this FAQ that are not historical in nature are forward-looking statements, including, but not limited to, statements related to the timing of the consummation of the business combination transaction (the Transaction) between United Therapeutics and Miromatrix; United Therapeutics’ research and development pipeline, including its plans to address the shortage of transplantable organs; United Therapeutics’ expectation that the Miromatrix acquisition will help enhance its ability to achieve its organ manufacturing goals; Miromatrix’s pipeline programs; the timing of Miromatrix’s response to the FDA related to the clinical hold for miroliverELAP; and United Therapeutics’ capital allocation plans. Forward-looking statements are based on United Therapeutics management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future events and results and are not statements of fact, actual events and results may differ materially from those projected depending on a number of factors affecting the Transaction and United Therapeutics’ or Miromatrix’s business. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect Miromatrix’s business and the price of Miromatrix common stock; the failure to satisfy the conditions to the consummation of the Transaction, including the tender of a majority of the outstanding shares of Miromatrix common stock; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the Transaction on Miromatrix’s business relationships, operating results, and business generally; risks that the proposed Transaction disrupts current plans and operations of Miromatrix or United Therapeutics and potential difficulties in Miromatrix employee retention as a result of the Transaction; risks related to diverting management’s attention from Miromatrix’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Miromatrix related to the merger agreement or the Transaction; the ability of United Therapeutics to successfully integrate Miromatrix’s operations and technology after the Transaction closes; future research and development results, including preclinical and clinical trial results; the timing or outcome of FDA approvals or actions, if any; and other risks and uncertainties, such as those described in periodic and other reports filed by United Therapeutics and Miromatrix with the Securities and Exchange Commission, including their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

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